Exhibit 4.9
LIVEWORLD, INC.
PURCHASE AGREEMENT
     This Purchase Agreement (this “Agreement”) is made and entered into as of December 22, 2006, by and between LiveWorld, Inc., a Delaware corporation (the “Company”), and J. Walter Thomson U.S.A., Inc. (the “Purchaser”).
RECITALS
     WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of Company Common Stock (“Common Stock”) on the terms and conditions set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. AGREEMENT TO PURCHASE AND SELL STOCK.
          (a) Authorization. The Company’s Board of Directors has authorized the issuance, pursuant to the terms and conditions of this Agreement of one hundred ninety thousand (190,000) shares of Common Stock (the “Shares”) to the Purchaser.
          (b) Agreement to Purchase and Sell shares of Common Stock. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser, at the Closing (as defined below), 190,000 shares of Common Stock. The purchase price of each Share shall be $0.535.
     2. CLOSING. Subject to the satisfaction of closing conditions, the purchase and sale of the Common Stock shall take place remotely via the exchange of documents and signatures, at such time or times as the Company and the Purchaser mutually agree upon (which time and place are referred to in this Agreement as the “Closing”). At the Closing, the Company shall authorize its transfer agent to issue to the Purchaser, against delivery of payment for the Shares, one or more stock certificates registered in the name of the Purchaser, representing the Shares, and bearing the legend set forth in Section 4(i) below. Closing documents may be delivered by facsimile with original signature pages sent by overnight courier. The date of the Closing is referred to herein as the “Closing Date”.
     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser that the statements in this Section 3 are true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure letter delivered to the Purchaser concurrently herewith (the “Disclosure Letter”):

          (a) Organization and Authority. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of Delaware and is in good standing under such laws. The Company has all requisite legal right, power and authority (corporate or other) to own or hold under lease and operate its properties and assets, to carry on its business as presently conducted and as proposed to be conducted, to execute and deliver this Agreement and the amendment to the Investors’ Rights Agreement to be entered into between the Company and the Purchaser at the Closing in the form attached hereto as Exhibit A (the “IRA Amendment”), to issue the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement and the IRA Amendment. The Company is duly qualified or licensed and in good standing as a corporation duly authorized to do business in each state or jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification or licensing necessary. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, joint venture, limited liability company, trust or estate, or organization.
          (b) Due Authorization. All corporate actions on the part of the Company, its directors and stockholders necessary for the authorization, execution, and delivery of this Agreement and the IRA Amendment, and the performance of all obligations of the Company under this Agreement and the IRA Amendment and the authorization, sale, issuance, and delivery of all of the Shares being sold under this Agreement have been taken. This Agreement and the IRA Amendment have been duly executed by the Company and this Agreement and the IRA Amendment constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.
          (c) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the “Capitalization” section of the Disclosure Letter. All of the issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. Except as described in the “Capitalization” section of the Disclosure Letter, there are no options, warrants, conversion privileges or other rights (including preemptive rights) or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company. There are presently a sufficient number of shares of Common Stock authorized and reserved for issuance upon the exercise or conversion of all of the outstanding options, warrants, convertible securities and other rights to purchase shares of Common Stock.
          (d) Valid Issuance of Stock.
               (i) Valid Issuance. The Shares to be issued pursuant to this Agreement will be, upon payment therefor by the Purchaser in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and free of any liens or encumbrances. The issuance of the Shares is not subject to any preemptive rights or rights of first refusal, except such rights as have been satisfied or waived.

               (ii) Compliance with Securities Laws. Subject to the accuracy of the representations made by the Purchaser in Section 4 hereof, the Shares will be issued to the Purchaser in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.
          (e) Financial Statements. The historical financial statements referred to under the “Financial Statements” section of the Disclosure Letter (the “Financial Statements”), including the latest balance sheet contained in the Financial Statements (the “Balance Sheet”; the date of such Balance Sheet being the “Balance Sheet Date”), are complete and correct and present fairly in all material respects the financial condition and results of operations of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”).
          (f) Absence of Undisclosed Liabilities. The Company does not have any liability (contingent or otherwise), except for (a) liabilities shown on the Balance Sheet, (b) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet.
          (g) Tax Returns, Payments and Elections. The Company has filed or obtained timely extensions for all tax returns and reports required by law to have been filed by the Company in any jurisdiction and has never been audited by any state or federal taxing authority. These returns and reports are, and when so filed were, true and correct in all material respects. The Company has timely paid all taxes and other assessments due, except those being contested by it in good faith and with respect to which adequate reserves have been established, all of which are listed in the Disclosure Letter. The Company does not know of any additional assessment or proposed assessment for any fiscal year, and no material controversy in respect of additional Federal or state income taxes is pending or to the knowledge of the Company is threatened. In the opinion of the Company, all tax liabilities (including taxes for all open years and for its current fiscal period) are adequately provided for on the books of the Company. The Company has properly withheld or collected from each payment made to each of its employees the amount of all taxes, including, but not limited to, Federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers or authorized depositories. To the Company’s knowledge, there is no tax lien imposed by any governmental body outstanding against the assets, properties or business of the Company. Neither the Company nor any of its stockholders have filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company be taxed as an S corporation or consent pursuant to Section 341(f) of the Code relating to collapsible corporations.
          (h) Title. The Company owns no real property. The Company has good and marketable title to its tangible personal properties and assets, and has good title to, and enjoys peaceful and undisturbed possession of, all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, when taken as a whole. All leases pertaining to leasehold interests of the Company are valid and subsisting and in full force and effect and the Company is not in default in any material respect in the performance or observance of its obligations under any provisions thereof. The Company’s possession of such leased property has not been disturbed nor has any claim been asserted against the Company adverse to its rights in such leasehold interests.
               (i) Intellectual Property. The Company owns and possesses or is licensed under all patents, patent applications, licenses, trademarks, service marks, trade names, brand names, inventions, processes, formulae, and copyrights (“Intellectual Property”) necessary for the operation of its business as now conducted and as proposed to be conducted with no known infringement of or conflict with the rights of others, and the Disclosure Letter includes a true and complete list of all Intellectual Property registered by the Company and all service marks, trade names, and brand names currently used by the Company. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently conducted, would violate any of the Intellectual Property or other proprietary rights of any other person or entity. To the Company’s knowledge, no third party has infringed or violated any of the Intellectual Property owned by the Company. The Company is not party to any outstanding material options, licenses, or other agreements granting rights in or to any of the Intellectual Property owned by the Company except for options, licenses, or other agreements entered into in the ordinary course of business on commercially reasonable terms. The Company is not bound by or a party to any material options, licenses, or other material agreements of any kind with respect to the Intellectual Property owned by any other person or entity except for licenses to “shrink wrap” software products of third parties that are generally and readily commercially available (“Shrink Wrap Software”) and as set forth in the Disclosure Letter. Except for licenses to Shrink Wrap Software or as otherwise set forth in the Disclosure Letter, the Company is not obligated to make any material payments by way of royalties, fees or otherwise to any other person or entity in respect of its use of Intellectual Property in connection with the conduct of its business or otherwise. No claim is pending or, to the Company’s knowledge, threatened to the effect that any Intellectual Property owned by the Company is invalid or unenforceable by the Company, and, to the Company’s knowledge, there is no basis for any such claim.
     The Company has used its best efforts to insure that all confidential information of the Company has at all times been maintained in confidence and that such confidential information has not been disclosed by the Company other than to those employees, consultants and third parties having a reasonable need to know of the contents thereof and pursuant to written agreements obligating such persons and entities to maintain the confidentiality thereof. All of the Company’s present and former directors, officers, employees, consultants and independent contractors, who have either contributed to the development of or utilized any of the Company’s confidential information or Intellectual Property have executed a nondisclosure, noncompetition and developments agreement with the Company in the form of Exhibit B hereto and all of such agreements are presently in full force and effect. All Intellectual Property owned by the Company has been (i) acquired pursuant to a written assignment agreement from a person or entity having, to the Company’s knowledge, full, effective and exclusive ownership thereof, (ii) developed or created internally by employees of the Company within the scope of their employment, or (iii) developed or created by independent contractors that have been party to a written, effective "work-for-hire”

arrangement in favor of the Company conveying to the Company full, effective and exclusive ownership of all tangible and intangible rights therein.
     The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as proposed, does or will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated or, to the knowledge of the Company, has any such breach or default occurred.
          (j) Contracts. All material contracts, agreements, and instruments to which the Company is a party are valid, binding, and in full force and effect in all material respects, without any material breach by the Company or, to the Company’s knowledge, any other party thereto.
          (k) Compliance with Other Instruments. The Company is not in violation or breach of any term of its certificate of incorporation or by-laws and is not in material default, violation or breach, individually or in the aggregate, of any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which any of its properties or leasehold interests may be bound or affected, the effect of which would be to have, individually or in the aggregate, a material adverse effect on the Company’s business. The Company is not in violation of any order, statute, rule or regulation applicable to the Company, the violation of which would have a material adverse effect on the Company’s business. None of the execution, delivery and performance of and compliance with this Agreement and the IRA Amendment, the issuance and sale of the Shares, or the consummation of the transactions contemplated hereto or by the IRA Amendment has resulted or will result in any such default, violation or breach, or be in conflict with, or constitute a default under, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties, leasehold interests or assets of the Company, the effect of which would be to have, individually or in the aggregate, a material adverse effect on the Company’s business, properties or leasehold interests.
          (l) Governmental and Other Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or other person or entity (including any trustee or holder of any indebtedness, securities or other obligations of the Company) on the part of the Company is required for or in connection with the valid execution and delivery by the Company of this Agreement or the IRA Amendment or the offer, sale or issuance of the Shares to the Purchaser, or the consummation of the other transactions contemplated by this Agreement or the IRA Amendment, or the performance by the Company of its obligations under this Agreement or the IRA Amendment, except (i) such filings as have been made prior to the date hereof, (ii) the filing of any notice required by Section 25102(f) or 25102.1 of the California Corporations Code, and (iii) the filing of a notice on Form D with Securities and Exchange Commission, which filings will be accomplished in a timely manner, as required by such laws.

          (m) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its properties or leasehold interests in any court or before any arbitrator of any kind or before or by any governmental body and no basis therefore is known to the Company. To the Company’s knowledge, there is no action, suit, proceeding, claim, arbitration or investigation pending or threatened against any officer, director or employee of the Company in any court or before any arbitrator of any kind or before or by any governmental body in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company. The Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made any assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for any part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other law or statute of the United States of America or any other jurisdiction. To the Company’s knowledge, no person employed or to be employed by the Company worked on projects, ideas or inventions for the benefit of the Company while employed by a third party. To the Company’s knowledge, no person employed by or affiliated, or currently anticipated to be employed or affiliated, with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment, affiliation or violation.
          (n) Labor Agreements and Actions. The Company is not bound by or subject to any contract, commitment or arrangement with any labor union, and to the Company’s best knowledge, no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending nor, to the Company’s best knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.
          (o) Licenses. The Company owns, possesses or has the right to use all governmental permits, franchises, licenses or other authorizations (collectively, “Licenses”) that are necessary to conduct its business as now conducted and as proposed to be conducted. Each such License is in full force and effect, and the Company has fulfilled and performed its obligations with respect thereto in all material respects. No default in the performance or observance by the Company of its obligations hereunder has occurred (and, so far as is known to the Company no other event has occurred) that permits, or after notice or lapse of time or both would permit, the revocation or termination of any such License.
          (p) Transactions with Affiliates. Except as indicated in the Disclosure Letter, no Affiliate or employee of the Company is a party to any material contract, agreement or other arrangement providing for the employment of, furnishing of services by, loaning of money to, rental of real or personal property from or otherwise requiring payments to any such person or firm. None of the officers, directors or key employees of the Company or their Affiliates owns, directly or indirectly, individually or collectively, a material interest in any entity that is a competitor, customer or supplier of the Company. For purposes of this Agreement, the term “Affiliate” shall mean, with respect to a specified person or entity, (i) a person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified person or entity, (ii) any person or entity that is an officer, director, partner, manager, employee, or trustee of, or serves in a similar capacity with respect to, the specified person or entity or of which the specified person or entity is an officer, partner, manager or trustee, or with respect to which the specified person or entity serves in a similar capacity, (iii) any person or entity that, directly or indirectly, has an ownership interest in the specified person or entity, (iv) any person or entity in which the specified person or entity has an ownership interest, (v) the spouse, issue, or parent of the specified person or entity, and (vi) any person or entity that would constitute an Affiliate of any such person or entity described in clauses (i) through (v) above.
          (q) Absence of Certain Developments. Since the Balance Sheet Date, there has been no (i) event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on the business, operations, assets, properties, earnings, condition (financial or other) or reasonably foreseeable prospects of the Company, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) material loss, destruction or damage to any property of the Company, whether or not insured, (iv) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (v) material change in the Company’s personnel or the terms and conditions of their employment, (vi) waiver of any valuable right, (vii) loan or extension of credit to any officer or employee of the Company, (viii) acquisition or disposition of any assets (or any contract or arrangement therefor), (ix) change in any material tax election, or (x) change in any method of accounting or accounting practice by the Company.
          (r) Health of Key Executives. To the knowledge of the Company and/or Peter Friedman, Peter Friedman is in good health and to the knowledge of the Company and/or Peter Friedman there exists no fact or circumstance that could reasonably be expected to cause a commercial life insurer to fail to issue a key-person life and disability insurance policy with respect to him at commercially reasonable rates.
          (s) Disclosure. Neither this Agreement nor the IRA Amendment (including the Disclosure Letter and all exhibits and schedules to this Agreement and the IRA Amendment) nor any other certificate or document delivered by the Company or any officer, director or agent thereof to the Purchaser in connection with this Agreement or the IRA Amendment contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the statements made therein, not misleading.
     4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company and agrees that:
          (a) Organization Good Standing and Qualification. The Purchaser has all corporate, membership or partnership power and authority required to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.

          (b) Authorization. The execution of this Agreement has been duly authorized by all necessary corporate, membership or partnership action on the part of the Purchaser. This Agreement constitutes the Purchaser’s legal, valid and binding obligation, enforceable in accordance with its terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.
          (c) Purchase for Own Account. The Shares are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act. The Purchaser also represents that it has not been formed for the specific purpose of acquiring the Shares.
          (d) Investment Experience. The Purchaser understands that the purchase of the Shares involves substantial risk. The Purchaser has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the shares of Common Stock and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the shares of Common Stock and protecting its own interests in connection with this investment.
          (e) Accredited Purchaser Status. The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
          (f) Reliance Upon Purchaser’s Representations. The Purchaser understands that the issuance and sale of the shares of Common Stock to it will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is based on each Purchaser’s representations set forth herein.
          (g) Receipt of Information. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the shares of Common Stock and the business, properties, prospects and financial condition of the Company and to obtain any additional information requested and has received and considered all information it deems relevant to make an informed decision to purchase the shares of Common Stock.
          (h) Restricted Shares. The Purchaser will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Shares unless (i) pursuant to an effective registration statement under the Securities Act, (ii) such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that the Shares can be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can be immediately sold. Notwithstanding anything to the contrary contained in the Agreement, the Purchaser may transfer (without restriction and without the need for an opinion of counsel)

Shares to any of its Affiliates provided that such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of the Agreement.
               (i) Legends. The Purchaser agrees that the certificates for the Common Stock shall bear the following legend:
“The securities represented by this certificate have not been registered under the Securities Act of 1933 or with any state securities commission, and may not be transferred or disposed of by the holder in the absence of a registration statement which is effective under the Securities Act of 1933 and applicable state laws and rules, or, unless, immediately prior to the time set for transfer, such transfer may be effected without violation of the Securities Act of 1933 and other applicable state laws and rules.”
          In addition, the Purchaser agrees that the Company may place stop transfer orders with its transfer agents with respect to such certificates. The legend set forth above shall be removed from the certificates for the Common Stock, (i) following any sale of such Common Stock or Common Stock pursuant to Rule 144 or any effective registration statement, or (ii) if such Common Stock is eligible for sale under Rule 144(k) (and the holder of such Common Stock has submitted a written request for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Securities and Exchange Commission) (and the holder of such Common Stock has submitted a written request for removal of the legend indicating that the holder has complied with such judicial interpretation or pronouncement).
     5. CONDITIONS TO THE PURCHASERS’ OBLIGATIONS AT CLOSING. The obligations of the Purchaser under Section 2(a) of this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, any of which may be waived in whole or in part by the Purchaser:
          (a) Representations and Warranties True. Each of the representations and warranties of the Company contained in this Agreement, the IRA Amendment and in any other agreement, instrument or certification delivered in connection with the transactions contemplated hereby shall be true and correct on and as of the date hereof and on and as of the date of the Closing, with the same effect as though such representations and warranties had been made as of the Closing.
          (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary or appropriate for consummation of the transactions contemplated by this Agreement that need to be obtained prior to the Closing and all such consents, permits and waivers shall be final, subsisting and in full force and effect on the Closing Date, and shall not be subject to any further proceedings or appeals or any conditions subsequent not approved by the Purchaser. The terms, provisions and conditions of all such consents, permits and waivers shall be reasonably satisfactory to the Purchaser. Certified copies or other appropriate evidence of all such consents, permits and waivers, in form, scope and substance satisfactory to the Purchasers and their counsel, shall have been delivered to the Purchasers and their counsel.
          (c) Compliance Certificate. The Company will have delivered to the Purchaser at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 5(a) and 5(b) hereof have been fulfilled.
          (d) Good Standing Certificates. The Company shall have delivered to the Purchaser a certificate of the Secretary of State of the State of Delaware, dated as of a date within five days of the date of the Closing, with respect to the good standing of the Company.
          (e) Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate of the Company executed by the Company’s Secretary attaching and certifying to the truth and correctness of (1) the Certificate of Incorporation, (2) the Bylaws and (3) the resolutions adopted by the Company’s Board of Directors in connection with the transactions contemplated by this Agreement.
          (f) Legal Purchase. At the Closing, the purchase of the Shares by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser or the Company are subject.
          (g) IRA Amendment. The Purchaser and the Company shall have executed the IRA Amendment in the form attached hereto as Exhibit A.
          (h) Proceedings Satisfactory. All corporate and other proceedings taken in connection with the authorization, issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement and the IRA Amendment and all documents and papers relating thereto shall be reasonably satisfactory in form, scope and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received copies (executed or certified as may be appropriate) of all such documents and papers as they may reasonably request in connection therewith.
          (i) Legal Opinion. The Purchaser shall have received an opinion, dated the Closing Date, addressed to the Purchaser, from            Wilson Sonsini Goodrich & Rosati, PC, counsel to the Company, substantially in the form attached hereto as Exhibit C.
     6. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:
          (a) Representations and Warranties True. The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.
          (b) Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary or appropriate for consummation of the transaction contemplated by the Agreement that need to be obtained prior to the Closing.
          (c) Securities Exemptions. The offer and sale of the shares of Common Stock to the Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.
          (d) Payment of Purchase Price. The Purchaser shall have delivered to the Company by wire transfer funds in full payment of the purchase price as specified in Section 1(b).
          (e) Legal Purchase. At the Closing, the purchase of the Shares by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser or the Company are subject.
          (f) IRA Amendment. The Purchaser and the Company shall have executed the IRA Amendment in the form attached hereto as Exhibit B.
     7. COVENANTS.
     The Company hereby agrees to perform and comply with the following covenants:
          (a) Books and Records; Fiscal Year. The Company shall (a) keep proper books of record and account in which full, true and correct entries will be made of all its business dealings and transactions in accordance with GAAP applied on a consistent basis and (b) maintain a system of accounting established and administered in accordance with GAAP, and properly set aside on its books from its earnings for each fiscal year all proper reserves, accruals and provisions that, in accordance with GAAP, should be set aside from such earnings in connection with its business, including, without limitation, if applicable, provisions for depreciation, obsolescence and/or amortization and accruals for taxes for such period.
          (b) Private Offering. Neither the Company nor any other person acting on its behalf will take any action (including, without limitation, any offer or sale of securities of the Company under circumstances that might require the integration of such offer and/or sale with the offer and sale of the Shares under the Securities Act) that would subject the sale and/or issuance of the Shares to Section 5 of the Securities Act or to the registration or qualification requirements of any securities or blue sky law of any applicable jurisdiction.
     8. MISCELLANEOUS.
          (a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors and administrators of the parties hereto. The provisions of this Agreement are intended to be for the benefit of all holders from time to time of the Shares and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made. The Company may not assign its rights or obligations under this Agreement.

          (b) Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.
          (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          (d) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.
          (e) Notices. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon the earlier of (i) when delivered personally, (ii) three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (iii) one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery under circumstances in which such service guarantees next business day delivery, or (iv) one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as the Purchaser or the Company may designate by giving at least ten (10) days advance written notice pursuant to this Section 8(e).
          (f) Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of Shares representing at least a majority of the total Shares issued under this Agreement; provided, however, that no such waiver or amendment shall reduce the above percentage of Shares, the holders of which are required to consent to any waiver or amendment, without the consent of the holders of all of the Shares. Any amendment or waiver effected in accordance with this Section 8(f) will be binding upon the Purchaser, the Company and their respective successors and assigns.
          (g) Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          (h) Entire Agreement. This Agreement and the IRA Amendment, together with all exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

          (i) Further Assurances. From and after the date of this Agreement upon the request of the Company or the Purchaser, the Company and the Purchaser will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
          (j) Meaning of Include and Including. Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.
          (k) Fees, Costs and Expenses. The Company and the Purchaser shall each bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.
          (l) Survival. The representations, warranties and covenants of the Company and the Purchaser in this Agreement and the IRA Amendment and in any other agreement, instrument or certification delivered in connection with the transactions contemplated hereby shall be deemed to be material and to have been relied upon by the Purchaser, shall not be limited or otherwise affected by any investigation made by the Purchaser and shall survive the Closing of the transactions contemplated hereby.
          (m) No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and their respective successors and assigns and is not intended to confer any benefits upon, or create any rights in favor of, any person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto.
          (n) Finder’s Fees.
               (i) The Company (A) represents and warrants that, except as may set forth in the Disclosure Letter, it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (B) hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, are responsible.
               (ii) The Purchaser represents and warrants that the Purchaser has retained no finder or broker in connection with the transactions contemplated by this Agreement. The Purchaser hereby agrees to indemnify and to hold the Company harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of its employees or representatives, is responsible.
          (o) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Purchaser upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Purchaser of any breach or default under this Agreement, or any waiver by the Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LIVEWORLD, INC.
By:	/s/ Peter H. Friedman
Name:	Peter H. Friedman
Title:	President and Chief Executive Officer

Address:

170 Knowles Drive
Suite 211
Los Gatos, California 95032
Attention: Chief Executive Officer
Facsimile: 408-871-5301

A copy of any notice to the Company shall be
delivered to:

Wilson Sonsini Goodrich & Rosati, PC
650 Page Mill Road
Palo Alto, California 94304
Attention: Page Mailliard, Esq.

[PURCHASER SIGNATURE PAGE TO FOLLOW]
[SIGNATURE PAGE TO PURCHASE AGREEMENT]

SIGNATURE PAGE TO
PURCHASE AGREEMENT
DATED AS OF DECEMBER 22, 2006
BY AND AMONG
LIVEWORLD, INC.
AND J. WALTER THOMPSON U.S.A., INC.
     The undersigned hereby executes and delivers to LiveWorld, Inc. the Purchase Agreement (the “Agreement”) to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

J. Walter Thompson U.S.A., Inc.
By:	/s/ Thomas O. Neuman

Title:	Assistant Treasurer

Address:

125 Park Avenue
New York, New York 10017
Attention: Mary Ellen Howe
Facsimile: (212) 632-2222

A copy of any notice to J. Walter Thompson
U.S.A., Inc. shall be delivered to:

Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Curt Myers, Esq.
Facsimile: (212) 468-4888

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Exhibit A
Form of IRA Amendment

Exhibit B
Form of Confidential Information and Invention Assignment Agreement

Exhibit C
Form of Legal Opinion